Exhibit 4.1

Execution Version

THIS AGREEMENT OR INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF MAY 7, 2009, AMONG BANK OF AMERICA, N.A., AS FIRST LIEN AGENT, U.S. BANK NATIONAL ASSOCIATION, AS SECOND LIEN AGENT, SONIC AUTOMOTIVE, INC. AND THE SUBSIDIARIES OF SONIC AUTOMOTIVE, INC. PARTY THERETO (THE “INTERCREDITOR AGREEMENT”), AND EACH PARTY TO OR HOLDER OF THIS AGREEMENT OR INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Security Agreement”) is made and entered into as of May 7, 2009 by SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company” and a “Grantor”), EACH OF THE UNDERSIGNED SUBSIDIARIES OF THE COMPANY AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (each a “Grantor”, and collectively with the Company, the “Grantors”), and U.S. BANK NATIONAL ASSOCIATION, as collateral agent (together with any successor, the “Collateral Agent”) for the Trustee (as defined below) and each Holder (collectively with the Collateral Agent, the “Secured Parties”). All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, 6.00% Senior Secured Convertible Notes due 2012 of the Company (the “Securities”), in the original aggregate principal amount of $85,627,000.00 will be issued pursuant to the Indenture, dated as of May 7, 2009 (as amended, modified, supplemented, restated or amended and restated from time to time, the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”);

WHEREAS, each Guarantor has, pursuant to the Indenture, unconditionally guaranteed the Secured Obligations (as defined below);

WHEREAS, the Company and each other Grantor will materially benefit from the issuance of the Securities; and

WHEREAS, it is a condition to the issuance and sale of the Securities that the Grantors execute and deliver this Security Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. Certain Definitions. Terms used in this Security Agreement, not otherwise expressly defined herein or in the Indenture, and for which meanings are provided in the Uniform Commercial Code of the State of New York (the “UCC”), shall have such meanings.

2. Grant of Security Interest. Each Grantor hereby grants as collateral security for the payment, performance and satisfaction of all of the Indenture Obligations and the payment and performance of its obligations and liabilities (whether now existing or hereafter arising) hereunder or under any other Note Document to which it is now or hereafter becomes a party (such Indenture Obligations, obligations and liabilities of the Grantors referred to collectively as the “Secured Obligations”), to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in and to, and collaterally assigns to the Collateral Agent for the benefit of the Secured Parties, all of the personal property and trade fixtures of such Grantor or in which such Grantor has or may have or acquire an interest or the power to transfer rights therein, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, including the following:

(a) All accounts, and including accounts receivable, contracts, bills, acceptances, choses in action, and other forms of monetary obligations at any time owing to such Grantor arising out of property sold, leased, licensed, assigned or otherwise disposed of or for services rendered or to be rendered by such Grantor, and all of such Grantor’s rights with respect to any property represented thereby, whether or not delivered, property returned by customers and all rights as an unpaid vendor or lienor, including rights of stoppage in transit and of recovering possession by proceedings including replevin and reclamation (collectively referred to hereinafter as “Accounts”);

(b) All new and used vehicle inventory (including all inventory consisting of new or used automobiles or trucks with a gross vehicle weight of less than 16,000 pounds) in which such Grantor now or at any time hereafter may have an interest, whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of such Grantor or is held by such Grantor or by others for such Grantor’s account (all of the foregoing, collectively referred to hereinafter as “Vehicle Inventory”);

(c) All other inventory, including all goods manufactured or acquired for sale or lease, and any piece goods, raw materials, work in process and finished merchandise, component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of such Grantor or which may contribute to the finished product or to the sale, promotion and shipment thereof, in which such Grantor now or at any time hereafter may have an interest, whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of such Grantor or is held by such Grantor or by others for such Grantor’s account, (together with the Vehicle Inventory, collectively referred to hereinafter as “Inventory”);

(d) All goods, including all machinery, equipment, motor vehicles, parts, supplies, apparatus, appliances, tools, patterns, molds, dies, blueprints, fittings, furniture, furnishings, trade fixtures and articles of tangible personal property of every description, and all computer programs embedded in any of the foregoing and all supporting information relating to such computer programs (collectively referred to hereinafter as “Equipment”);

(e) Any right of such Grantor in (i) contracts in transit relating to any Vehicle Inventory (including any Vehicle Inventory that has been sold, leased or otherwise disposed of by such Grantor), (ii) any written or oral agreement of any finance company or other Person to provide financing for, or to pay all or any portion of the purchase price of any Vehicle Inventory (including any Vehicle Inventory that has been sold, leased or otherwise disposed of by such Grantor) or (iii) any amount to be received under such contracts or agreements (collectively referred to hereinafter as “Contracts In Transit”);

(f) All other general intangibles, including all rights now or hereafter accruing to such Grantor under contracts, leases, agreements or other instruments, including all contracts or contract rights to perform or receive services, to purchase or sell goods (including the Vehicle Inventory) or to hold or use land or facilities, and to enforce all rights thereunder, all causes of action, corporate or business records, inventions, patents and patent rights, rights in mask works, designs, trade names and trademarks and all goodwill associated therewith, trade secrets, trade processes, copyrights, licenses, permits, franchises, customer lists, computer programs and software, all internet domain names and registration rights thereto, all internet websites and the content thereof, all payment intangibles, all claims under guaranties, tax refund claims, all rights and claims against carriers and shippers, leases, all claims under insurance policies, all interests in general and limited partnerships, limited liability companies, and other Persons not constituting Investment Property (as defined below), all rights to indemnification and all other intangible personal property and intellectual property of every kind and nature, (together with the Contracts-In-Transit, collectively referred to hereinafter as “General Intangibles”);

(g) All deposit accounts, including demand, time, savings, passbook, or other similar accounts maintained with any bank by or for the benefit of such Grantor (collectively referred to hereinafter as “Deposit Accounts”);

(h) All chattel paper, including tangible chattel paper, electronic chattel paper, or any hybrid thereof (collectively referred to hereinafter as “Chattel Paper”);

(i) All investment property, including all securities, security entitlements, securities accounts, commodity contracts and commodity accounts of or maintained for the benefit of such Grantor, but excluding pledged equity interests subject to either (y) the Securities Pledge Agreement, dated as of the date hereof (as amended, modified, supplemented, restated or amended and restated from time to time, the “Pledge Agreement”), among the grantors party thereto and the Collateral Agent or (z) the Security Agreement (Escrowed Equity), dated as of the date hereof (as amended, modified, supplemented, restated or amended and restated from time to time, the “Security Agreement (Escrowed Equity)”), among the grantors party thereto and the Collateral Agent, and the other property excluded by the proviso at the end of this Section 2 (collectively referred to hereinafter as “Investment Property”);

(j) All instruments, including all promissory notes (collectively referred to hereinafter as “Instruments”);

(k) All documents, including manufacturer statements of origin, certificates or origin, and certificates of title or ownership relating to any Vehicle Inventory, warehouse receipts, bills of lading and other documents of title (collectively referred to hereinafter as “Documents”);

(l) All rights to payment or performance under letters of credit including rights to proceeds of letters of credit (“Letter-of-Credit Rights”), and all guaranties, endorsements, Liens, other Guarantee obligations or supporting obligations of any Person securing or supporting the payment, performance, value or liquidation of any of the foregoing (collectively, with Letter-of-Credit Rights, referred to hereinafter as “Supporting Obligations”);

(m) The commercial tort claims identified on Schedule 8(h) hereto, as such Schedule may be supplemented from time to time in accordance with the terms hereof (collectively referred to hereinafter as “Commercial Tort Claims”);

(n) All books and records relating to any of the forgoing (including customer data, credit files, ledgers, computer programs, printouts, and other computer materials and records (and all media on which such data, files, programs, materials and records are or may be stored)); and

(o) All proceeds, products and replacements of, accessions to, and substitutions for, any of the foregoing, including without limitation, proceeds of insurance policies insuring any of the foregoing;

All of the property and interests in property described in subsections (a) through (o) are herein collectively referred to as the “Collateral”; provided, however, that Collateral shall not include any Excluded Property. Notwithstanding the foregoing, the grant of a security interest and collateral assignment under this Section 2 shall not extend to any of the following (collectively, “Excluded Property”): (A) any Franchise Agreement (as defined in the Credit Facility as of the date hereof), Framework Agreement (as defined in the Credit Facility as of the date hereof) or similar manufacturer agreement to the extent that any such Franchise Agreement (as defined in the Credit Facility as of the date hereof), Framework Agreement (as defined in the Credit Facility as of the date hereof) or similar manufacturer agreement is not assignable or capable of being encumbered as a matter of law or by the terms applicable thereto (unless any such restriction on assignment or encumbrance is ineffective under the UCC or other applicable law), without the consent of the applicable party thereto, (B) the Restricted Equity Interests (as defined in the Security Agreement (Escrowed Equity)) to the extent that applicable law or terms of the applicable Franchise Agreement (as defined in the Credit Facility as of the date hereof), Framework Agreement (as defined in the Credit Facility as of the date hereof) or similar manufacturer agreement would prohibit the pledge or encumbrance thereof (unless any such restriction on assignment or encumbrance is ineffective under the UCC or other applicable law), without the consent of the applicable party thereto, (C) any property financed by manufacturer-affiliated finance companies pursuant to an Inventory Facility permitted to be incurred under the Indenture and that secures such obligations on a first priority basis, (D) any pledges of stock or other equity interests of a Guarantor to the extent that Rule 3-16 of Regulation S-X under the Securities Act requires or would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the SEC of separate financial statements of such Guarantor that are not otherwise required to be filed, but only to the extent necessary to not be subject to such requirement, (E) equity interests in Unrestricted

Subsidiaries (subject to future grants under the terms of the Indenture), (F) any pledge of more than 65% of the total outstanding voting stock issued by any Subsidiary organized under the laws of a jurisdiction other than the United States, (G) any Permitted Real Estate Indebtedness Collateral (as defined on Exhibit A), (H) any other real property or (I) any other assets excluded from, or that (for any other reason) are not included in, the Collateral securing the Credit Facility from time to time after the date hereof; provided, that (i) if any of the foregoing property described in clauses (A) through (I) ceases to be “Excluded Property” by its terms, such property shall no longer constitute Excluded Property and shall automatically be deemed to be Collateral under this Security Agreement and each other Note Document, as applicable, (ii) if any material property becomes “Excluded Property” by the operation of clause (I) above, the Company shall promptly notify the Collateral Agent of such property and (iii) if any real property ever secures the Credit Facility on a first-priority basis, such real property shall be Collateral and the relevant Grantor shall cause such real property to secure the Secured Obligations on a second-priority basis with mortgage, real estate trust deed or similar instruments of Lien containing terms no more restrictive to the relevant Grantor than in the first-priority basis.

3. Perfection. (a) As of the date of execution of this Security Agreement or Joinder Agreement by each Grantor, as applicable (with respect to each Grantor, its “Applicable Date”), such Grantor shall have:

(i) furnished the Collateral Agent with duly authorized financing statements in form, number and substance suitable for filing, sufficient under applicable law, and satisfactory to the Collateral Agent in order that upon the filing of the same the Collateral Agent, for the benefit of the Secured Parties, shall have a duly perfected security interest in all Collateral in which a security interest can be perfected by the filing of financing statements; and

(ii) delivered to the Collateral Agent, or an agent or bailee of the Collateral Agent, all Collateral with respect to which either a security interest can be perfected only by possession or a security interest perfected by possession shall have priority as against Persons not having possession, and including in the case of Instruments, Documents, and Investment Property in the form of certificated securities, duly executed endorsements or stock powers in blank, as the case may be, affixed thereto in form and substance acceptable to the Collateral Agent and sufficient under applicable law so that the Collateral Agent, for the benefit of the Secured Parties, shall have a security interest in all such Collateral perfected by possession;

with the effect that the Liens conferred in favor of the Collateral Agent shall be and remain duly perfected and subject only, to the extent applicable, to Permitted Liens. All financing statements (including all amendments thereto and continuations thereof), certificates, stock powers and other documents furnished in connection with the creation, enforcement, protection, perfection or priority of the Collateral Agent’s security interest in Collateral, including such items as are described above in this Section 3, are sometimes referred to herein as “Perfection Documents”. The delivery of possession of items of or evidencing Collateral, causing other Persons to execute and deliver Perfection Documents as appropriate, the filing or recordation of Perfection Documents, the establishment of control over items of Collateral, and the taking of such other actions as may be necessary or advisable in the determination of the Collateral Agent to create, enforce, protect, perfect, or establish or maintain the priority of, the security interest of the

Collateral Agent for the benefit of the Secured Parties in the Collateral is sometimes referred to herein as “Perfection Action”.

(b) Notwithstanding anything to the contrary in this Security Agreement or any other Note Document, (i) no Grantor shall be required to deliver to the Collateral Agent, or an agent or bailee of the Collateral Agent, any motor- vehicle certificate of title or any other document of title and (ii) no Grantor shall be required to enter into, or to obtain for the benefit of the Collateral Agent or any Holder, any deposit account control agreement, securities account control agreement, issuer acknowledgement of the Collateral Agent’s interest in Letter-of-Credit Rights, agreements regarding the control of electronic Chattel Paper (or the electronic components of hybrid Chattel Paper), acknowledgements of warehousemen or bailees or other agreements or instruments, with or from third parties, similar to any of the foregoing.

4. Second Priority Nature of Liens. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Security Agreement shall be a second priority lien on and security interest in the Collateral to the extent provided in the Intercreditor Agreement and the exercise of any right or remedy by the Collateral Agent hereunder is subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Security Agreement, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding anything herein to the contrary, prior to the Discharge of the First Lien Debt (as defined in the Intercreditor Agreement), the requirements of this Security Agreement to physically deliver any Collateral to the Collateral Agent or to cause the Collateral Agent to obtain control of any such Collateral shall be deemed satisfied by delivery of such Collateral to the First Lien Agent (as defined in the Intercreditor Agreement), as agent and bailee of the Collateral Agent, or by causing the First Lien Agent, as agent and bailee of the Collateral Agent, to obtain control of such Collateral, as applicable, in accordance with the Intercreditor Agreement.

5. Maintenance of Security Interest; Further Assurances.

(a) Each Grantor will from time to time at its own expense, deliver specific assignments of Collateral or such other Perfection Documents, and take such other or additional Perfection Action, as may be required by the terms of the Indenture in connection with the administration or enforcement of this Security Agreement or related to the Collateral or any part thereof in order to carry out the terms of this Security Agreement, to perfect, protect, maintain the priority of or enforce the Collateral Agent’s security interest in the Collateral, subject only to Permitted Liens, or otherwise to better assure and confirm unto the Collateral Agent its rights, powers and remedies for the benefit of the Secured Parties hereunder. Without limiting the foregoing, each Grantor hereby irrevocably authorizes the Collateral Agent to file (with, or to the extent permitted by applicable law, without the signature of the Grantor appearing thereon) financing statements (including amendments thereto and initial financing statements in lieu of continuation statements) or other Perfection Documents (including copies thereof) showing such Grantor as “debtor” at such time or times and in all filing offices as the Collateral Agent may from time to time determine to be necessary or advisable to perfect or protect the rights of the Collateral Agent and the Secured Parties hereunder, or otherwise to give effect to the transactions herein contemplated. Each Grantor hereby irrevocably ratifies and acknowledges the Collateral Agent’s authority to have effected filings of Perfection Documents made by the Collateral Agent prior to its Applicable Date.

(b) With respect to any and all Collateral, each Grantor agrees to do and cause to be done all things necessary to perfect, maintain the priority of and keep in full force the security interest granted in favor of the Collateral Agent for the benefit of the Secured Parties, including, but not limited to, the prompt payment upon demand therefor by the Collateral Agent of all fees and expenses (including documentary stamp, excise or intangibles taxes) incurred in connection with the preparation, delivery, or filing of any Perfection Document or the taking of any Perfection Action to perfect, protect or enforce a security interest in Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to Permitted Liens. All amounts not so paid when due shall constitute additional Secured Obligations and (in addition to other rights and remedies resulting from such nonpayment) shall bear interest from the date of demand until paid in full at the then applicable interest rate borne by the Securities.

(c) Each Grantor agrees to maintain among its books and records appropriate notations or evidence of, and to make or cause to be made appropriate disclosure upon its financial statements of, the security interest granted hereunder to the Collateral Agent for the benefit of the Secured Parties.

(d) Each Grantor agrees that, in the event any proceeds (other than goods) of Collateral shall be or become commingled with other property not constituting Collateral, then such proceeds may, to the extent permitted by law, be identified by application of the lowest intermediate balance rule to such commingled property.

6. Preservation and Protection of Collateral.

(a) The Collateral Agent shall be under no duty or liability with respect to the collection, protection or preservation of the Collateral, or otherwise. Each Grantor shall be responsible for the safekeeping of its Collateral, and in no event shall the Collateral Agent have any responsibility for (i) any loss or damage thereto or destruction thereof occurring or arising in any manner or fashion from any cause, (ii) any diminution in the value thereof, or (iii) any act or default of any carrier, warehouseman, bailee or forwarding agency thereof or other Person in any way dealing with or handling such Collateral.

(b) No Grantor shall permit any such items having an aggregate value in excess of $1,000,000 to become a fixture to real property (other than any signage fixture attached in the ordinary course of business or unless such Grantor has granted the Collateral Agent for the benefit of the Secured Parties a Lien on such real property) or accessions to other personal property.

(c) Each Grantor agrees (i) to pay prior to delinquency all taxes, charges and assessments against the Collateral in which it has any interest, unless being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP applied on a basis consistent with the application of GAAP in the audited financial statements of the Company and evidenced to the satisfaction of the Collateral Agent and provided that all enforcement proceedings in the nature of levy or foreclosure are effectively stayed, and (ii) to cause to be terminated and released all Liens (other than Permitted Liens) on the Collateral. Upon the failure of any Grantor to so pay or contest such taxes, charges, or assessments, or cause such Liens to be terminated, the Collateral Agent at its option may pay or contest any of them or amounts relating thereto (the Collateral Agent having the sole right to determine the legality or validity and the amount necessary to discharge such taxes, charges, Liens or assessments) but shall not have any obligation to make any such payment or contest. All sums so disbursed by the Collateral Agent, including fees, charges and disbursements of counsel (“Attorney Costs”), court costs, expenses and other charges related thereto, shall be payable on demand by the applicable Grantor to the Collateral Agent and shall be additional Secured Obligations secured by the Collateral, and any amounts not so paid on demand (in addition to other rights and remedies resulting from such nonpayment) shall bear interest at the then applicable interest rate borne by the Securities.

7. Status of Grantors and Collateral Generally. Each Grantor represents and warrants to, and covenants with, the Collateral Agent for the benefit of the Secured Parties, with respect to itself and the Collateral as to which it has or acquires any interest, that:

(a) It is at its Applicable Date (or as to Collateral acquired after its Applicable Date will be upon the acquisition of the same) and, except as permitted by the Indenture and subsection (b) of this Section 7, will continue to be, the owner of the Collateral, free and clear of all Liens, other than the security interest hereunder in favor of the Collateral Agent for the benefit of the Secured Parties and Permitted Liens, and that it will at its own cost and expense defend such Collateral and any products and proceeds thereof against all claims and demands of all Persons (other than holders of Permitted Liens) to the extent of their claims permitted under the Indenture at any time claiming the same or any interest therein adverse to the Secured Parties. Upon the failure of any Grantor to so defend, the Collateral Agent may do so at its option but shall not have any obligation to do so. All sums so disbursed by the Collateral Agent, including reasonable Attorney Costs, court costs, expenses and other charges related thereto, shall be payable on demand by the applicable Grantor to the Collateral Agent and shall be additional Secured Obligations secured by the Collateral, and any amounts not so paid on demand (in addition to other rights and remedies resulting from such nonpayment) shall bear interest at the then applicable interest rate borne by the Securities.

(b) It shall not (i) sell, assign, transfer, lease, license or otherwise dispose of any of, or grant any option with respect to, the Collateral, except for dispositions permitted by the Indenture or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the security interests created by this Security Agreement and Permitted Liens, or (iii) take any other action in connection with any of the Collateral that would materially impair the value of the interest or rights of such Grantor in the Collateral taken as a whole or that would materially impair the interest or rights of the Collateral Agent for the benefit of the Secured Parties, except with respect to any action not prohibited by the Indenture.

(c) It has full power, legal right and lawful authority to enter into this Security Agreement (and any Joinder Agreement applicable to it) and to perform its terms, including the grant of the security interests in the Collateral herein provided for.

(d) No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or any other Person which has not been given or obtained, as the case may be, is required either (i) for the grant by such Grantor of the security interests granted hereby or for the execution, delivery or performance of this Security Agreement (or any Joinder Agreement) by such Grantor, or (ii) for the perfection of or the exercise by the Collateral Agent, on behalf of the Secured Parties, of its rights and remedies hereunder, except for actions required by the Uniform Commercial Codes of applicable jurisdictions (which UCC-1 financing statement filings will be made substantially concurrently with the execution of this Security Agreement), and federal statutes regarding copyrights, patents and trademarks, to perfect and exercise remedies with respect to the security interest conferred hereunder.

(e) No effective financing statement or other Perfection Document similar in effect, nor any other Perfection Action, covering all or any part of the Collateral purported to be granted or taken by or on behalf of such Grantor (or by or on behalf of any other Person and which remains effective as against all or any part of the Collateral) has been filed in any recording office, delivered to another Person for filing (whether upon the occurrence of a contingency or otherwise), or otherwise taken, as the case may be, except such as pertain to Permitted Liens and such as may have been filed for the benefit of, delivered to, or taken in favor of, the Collateral Agent for the benefit of the Secured Parties in connection with the security interests conferred hereunder.

(f) Schedule 7(f) attached hereto contains true and complete information as to each of the following: (i) the exact legal name of each Grantor as it appears in its organizational documents as of its Applicable Date and at any time during the five (5) year period ending as of its Applicable Date (the “Covered Period”), (ii) the jurisdiction of formation and form of organization of each Grantor, and the identification number of such Grantor in its jurisdiction of formation (if any) and (iii) each address of the chief executive office of each Grantor as of its Applicable Date and at any time during the Covered Period. No Grantor shall change its name, change its jurisdiction of formation (whether by reincorporation, merger or otherwise) or change the location of its chief executive office, except in each case upon giving not less than thirty (30) days’ prior written notice to the Collateral Agent and taking or causing to be taken at such Grantor’s expense all such Perfection Action, including the delivery of such Perfection Documents, as may be reasonably requested by the Collateral Agent to perfect or protect, or maintain the perfection and priority of, the Lien of the Collateral Agent for the benefit of the Secured Parties in Collateral contemplated hereunder.

(g) No Grantor shall engage in any consignment transaction in respect of any of the Collateral, whether as consignee or consignor.

(h) No Grantor shall cause, suffer or permit any of the tangible personal property Collateral (i) to be evidenced by any document of title (except for shipping documents as necessary or customary to effect the receipt of such Collateral or the delivery of such Collateral to such Grantor or to customers, in each case in the ordinary course of business, and motor vehicle certificates of title).

8. Inspection. The Collateral Agent (by any of its officers, employees and agents), on behalf of the Secured Parties, shall have the right, upon prior notice to an executive officer of any Grantor, and at any reasonable times during such Grantor’s usual business hours, to inspect the Collateral, all records related thereto (and to make extracts or copies from such records), and the premises upon which any of the Collateral is located, to discuss such Grantor’s affairs and finances with any Person (other than Persons obligated on any Accounts (“Account Debtors”) except as expressly otherwise permitted in the Indenture) and to verify with any Person other than (except as expressly otherwise permitted in the Indenture) Account Debtors the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral and, if an Event of Default has occurred and is continuing, to discuss such Grantor’s affairs and finances with such Grantor’s Account Debtors and to verify the amount, quality, value and condition of, or any other matter relating to, the Collateral with such Account Debtors. If an Event of Default has occurred and is continuing, the Collateral Agent may at any time and from time to time employ and maintain on such Grantor’s premises a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Collateral Agent’s (for the benefit of the Secured Parties) interest. All expenses incurred by the Collateral Agent, on behalf of the Secured Parties, by reason of the employment of such custodian shall be paid by such Grantor on demand from time to time and shall be added to the Secured Obligations secured by the Collateral, and any amounts not so paid on demand (in addition to other rights and remedies resulting from such nonpayment) shall bear interest at the then applicable interest rate borne by the Securities.

9. Specific Collateral.

(a) Accounts. With respect to its Accounts whether now existing or hereafter created or acquired and wheresoever located, each Grantor represents, warrants and covenants to the Collateral Agent for the benefit of the Secured Parties that:

(i) Such Grantor shall keep accurate and complete records of its Accounts.

(ii) From time to time, at the Collateral Agent’s request, the Company shall provide the Collateral Agent with a schedule of Accounts in excess of $1,000,000 describing all Accounts created or acquired by all Grantors (“Schedule of Accounts”); provided, however, that the Company’s failure to execute and deliver any such Schedule of Accounts shall not affect or limit the Collateral Agent’s security interest or other rights in and to any Accounts for the benefit of the Secured Parties.

(b) Inventory. With respect to its Inventory whether now existing or hereafter created or acquired and wheresoever located, each Grantor represents, warrants and covenants to the Collateral Agent for the benefit of the Secured Parties that:

(i) Such Grantor shall keep accurate and complete records itemizing and describing (1) with respect to its Vehicle Inventory, each new and used vehicle, including the year, make, model, cost, price, location and Vehicle Identification Number, and (2) with respect to all Inventory, the kind, type, location and quantity of such Inventory, its cost therefor and the selling price of Inventory held for sale, and the daily withdrawals therefrom and additions thereto.

(ii) Such Grantor shall furnish to the Collateral Agent from time to time, at the Collateral Agent’s request, a current schedule of Inventory (including Vehicle Inventory) based upon its most recent physical inventory and its daily inventory records.

(iii) Each Grantor shall conduct a physical inventory no less frequently than annually, and shall furnish to the Collateral Agent such other documents and reports thereof as the Collateral Agent shall reasonably request with respect to the Inventory during the continuance of any Event of Default.

(c) Equipment. With respect to its Equipment whether now existing or hereafter created or acquired and wheresoever located, each Grantor represents, warrants and covenants to the Collateral Agent for the benefit of the Secured Parties that:

(i) Such Grantor, as soon as practicable following a request therefor by the Collateral Agent during the continuance of any Event of Default, shall deliver to the Collateral Agent any and all evidence of ownership of any of the Equipment (including without limitation certificates of title and applications for title).

(ii) Such Grantor shall maintain accurate, itemized records describing the kind, type, quality, quantity and value of its Equipment and shall furnish the Collateral Agent upon request, during the continuance of any Default or Event of Default, with a current schedule containing the foregoing information.

(d) Supporting Obligations. With respect to its Supporting Obligations whether now existing or hereafter created or acquired and wheresoever located, each Grantor represents, warrants and covenants to the Collateral Agent for the benefit of the Secured Parties that:

(i) Such Grantor shall (A) furnish to the Collateral Agent from time to time at the Collateral Agent’s request, a current list identifying in reasonable detail each Supporting Obligation relating to any Collateral from a single obligor in excess of $1,000,000 and (B) upon the request of the Collateral Agent from time to time during the continuance of any Default or Event of Default, deliver to the Collateral Agent, or an agent or bailee of the Collateral Agent, the originals of all documents evidencing or constituting Supporting Obligations, together with such other documentation (executed as appropriate by the Grantor) and information as may be necessary to enable the Collateral Agent to realize upon the Supporting Obligations in accordance with their respective terms or transfer the Supporting Obligations as may be permitted under the Indenture or by applicable law.

(ii) With respect to each transferable letter of credit giving rise to Letter-of-Credit Rights that has an aggregate stated amount available to be drawn in excess of $500,000, such Grantor shall, at the Collateral Agent’s request, during the continuance of any Default or Event of Default, deliver to the Collateral Agent, or an agent or bailee of the Collateral Agent, a duly executed, undated transfer form in blank sufficient in form and substance under the terms of the related letter of credit to effect, upon completion and delivery to the letter of credit issuer together with any required fee, the transfer of such letter of credit to the transferee identified in such form. Each Grantor hereby expressly authorizes the Collateral Agent following the occurrence and during the continuance of any Event of Default to complete and tender each such transfer form as transferor in its own name or in the name, place and stead of the Grantor in order to effect any such transfer, either to the Collateral Agent or to another transferee, as the case may be, in connection with any sale or other disposition of Collateral or for any other purpose permitted under the Indenture or by applicable law.

(e) Investment Property. With respect to its Investment Property whether now existing or hereafter created or acquired and wheresoever located, each Grantor represents, warrants and covenants to the Collateral Agent for the benefit of the Secured Parties that:

(i) Any certificated securities shall be delivered to the Collateral Agent, or its agent or bailee, together with duly executed undated stock powers endorsed in blank pertaining thereto.

(ii) All dividends and other distributions with respect to any of the Investment Property shall be subject to the security interest conferred hereunder, provided, however, that cash dividends paid to a Grantor as record owner of the Investment Property may be disbursed to and retained by such Grantor.

(iii) So long as no Event of Default shall have occurred and be continuing, each Grantor shall be entitled to exercise all voting and other rights and powers pertaining to Investment Property for all purposes not inconsistent with the terms hereof or the Indenture.

(iv) Upon the occurrence and during the continuance of any Event of Default, at the option of the Collateral Agent upon notice to the relevant Grantor, all rights of the Grantors to exercise the voting or consensual rights and powers which it is authorized to exercise pursuant to clause (iii) immediately above shall cease and the Collateral Agent may thereupon (but shall not be obligated to), at its request, cause such Collateral to be registered in the name of the Collateral Agent or its nominee or agent for the benefit of the Secured Parties and/or exercise such voting or consensual rights and powers as appertain to ownership of such Collateral, and to that end each Grantor hereby appoints the Collateral Agent as its proxy, with full power of substitution, to vote and exercise all other rights as a shareholder with respect to such Investment Property upon the occurrence and during the continuance of any Event of Default, which proxy is coupled with an interest and is irrevocable until the termination of this Security Agreement, and each Grantor hereby agrees to provide such further proxies as the Collateral Agent may request; provided, however, that the Collateral Agent in its discretion may from time to time refrain from exercising, and shall not be obligated to exercise, any such voting or consensual rights or such proxy.

(f) Chattel Paper. With respect to its Chattel Paper whether now existing or hereafter created or acquired and wheresoever located, each Grantor represents, warrants and covenants to the Collateral Agent for the benefit of the Secured Parties that to the extent so expressly required by the Indenture:

(i) Such Grantor shall at all times retain sole physical possession of the originals of all Chattel Paper (other than electronic Chattel Paper and the electronic components of hybrid Chattel Paper); provided, however, that (x) upon the request of the Collateral Agent upon the occurrence and during the continuance of any Default or Event of Default, such Grantor shall immediately deliver physical possession of such Chattel Paper to the Collateral Agent or its designee, and (y) in the event that there shall be created more than one original counterpart of any physical document that alone or in conjunction with any other physical or electronic document constitutes Chattel Paper, then such counterparts shall be numbered consecutively starting with “1” and such Grantor shall retain the counterpart numbered “1”.

(ii) Upon the occurrence and during the continuance of any Event of Default, at the request of the Collateral Agent, such Grantor shall promptly and conspicuously legend all counterparts of all tangible Chattel Paper substantially as follows: “A SECURITY INTEREST IN THIS CHATTEL PAPER HAS BEEN GRANTED TO U.S. BANK NATIONAL ASSOCIATION, FOR ITSELF AND AS COLLATERAL AGENT FOR CERTAIN HOLDERS PURSUANT TO A SECURITY AGREEMENT DATED AS OF MAY 7, 2009, AS AMENDED FROM TIME TO TIME. EXCEPT WITH RESPECT TO THE SECURITY AGREEMENT DATED AS OF FEBRUARY 17, 2006 (OR OTHERWISE WITH RESPECT TO A CREDIT FACILITY) AND THE SECURITY INTEREST GRANTED TO BANK OF AMERICA, N.A. FOR ITSELF AND FOR CERTAIN LENDERS IN CONNECTION THEREWITH, NO SECURITY INTEREST OR OTHER INTEREST IN FAVOR OF ANY OTHER PERSON MAY BE CREATED BY THE TRANSFER OF PHYSICAL POSSESSION OF THIS CHATTEL PAPER OR OF ANY COUNTERPART HEREOF EXCEPT BY OR WITH THE CONSENT OF THE AFORESAID COLLATERAL AGENT AS PROVIDED IN SUCH SECURITY AGREEMENT”. Upon the occurrence or during the continuance of any Event of Default, such Grantor shall not create or acquire any electronic Chattel Paper (including the electronic components of hybrid Chattel Paper), unless, prior to such acquisition or creation, it shall have taken such Perfection Action as the Collateral Agent may require to perfect by control the security interest of the Collateral Agent for the benefit of the Secured Parties in such Collateral.

(iii) Other than in the ordinary course of business and in keeping with reasonable and customary practice, no Grantor shall amend, modify, waive or terminate any provision of, or fail to exercise promptly and diligently each material right or remedy conferred under or in connection with, any Chattel Paper, in any case in such a manner as could reasonably be expected to materially adversely affect the value of affected Chattel Paper as collateral.

(g) Instruments. With respect to its Instruments whether now existing or hereafter created or acquired and wheresoever located, each Grantor represents, warrants and covenants to the Collateral Agent for the benefit of the Secured Parties that:

(i) Such Grantor shall maintain at all times, and, upon the request of the Collateral Agent, furnish to the Collateral Agent a current list identifying in reasonable detail Instruments of which such Grantor is the payee or holder and having a face amount payable in excess of $1,000,000 in the aggregate from any single Person.

(ii) Such Grantor shall, upon the request of the Collateral Agent, deliver to the Collateral Agent, or an agent or bailee of the Collateral Agent, the originals of all such Instruments, together with duly executed undated endorsements in blank affixed thereto and such other documentation and information as may be necessary to enable the Collateral Agent to realize upon the Instruments in accordance with their respective terms or transfer the Instruments as may be permitted under the Indenture or by applicable law.

(iii) Other than in the ordinary course of business and in keeping with reasonable and customary practice, no Grantor shall amend, modify, waive or terminate any provision of, or fail to exercise promptly and diligently each material right or remedy conferred under or in connection with, any Instrument, in any case in such a manner as could reasonably be expected to materially adversely affect the value of affected Instrument as collateral.

(h) Commercial Tort Claims. With respect to its Commercial Tort Claims whether now existing or hereafter created or acquired and wheresoever located, each Grantor represents, warrants and covenants to the Collateral Agent for the benefit of the Secured Parties that:

(i) Schedule 8(h) attached hereto contains a true and complete list of all Commercial Tort Claims in which any Grantor has an interest and which have been identified by a Grantor as of its Applicable Date, and as to which the Grantor believes in good faith there exists the possibility of recovery (including by way of settlement) of monetary relief in excess of $1,000,000 (“Grantor Claims”). Each Grantor shall furnish to the Collateral Agent, quarterly within fifteen (15) days after the end of each fiscal quarter of the Company, and upon request by the Collateral Agent, a certificate of an officer of such Grantor referring to this Section 8(h) and (x) identifying all Grantor Claims that are not then described on Schedule 8(h) attached hereto and stating that each of such additional Grantor Claims shall be deemed added to such Schedule 8(h) and shall constitute a Commercial Tort Claim, a Grantor Claim, and additional Collateral hereunder, and (y) summarizing the status or disposition of any Grantor Claims that have been settled, or have been made the subject of any binding mediation, judicial or arbitral proceeding, or any judicial or arbitral order on the merits, or that have been abandoned. With respect to each such additional Grantor Claim, such Grantor Claim shall be and become part of the Collateral hereunder from the date such claim is identified to the Collateral Agent as provided above without further action.

(ii) The Collateral Agent is hereby authorized (but shall not be obligated to) at the expense of the applicable Grantor to execute and file such additional financing statements or amendments to previously filed financing statements, and take such other action as it may deem necessary or advisable to perfect the Lien on such additional Grantor Claims conferred hereunder, and the Grantor shall, if required by applicable law or otherwise at the request of the Collateral Agent, execute and deliver such Perfection Documents and take such other Perfection Action to perfect or protect the Lien of the Collateral Agent for the benefit of the Secured Parties in such additional Grantor Claims conferred hereunder.

10. Casualty and Liability Insurance Required.

(a) Each Grantor will keep the Collateral continuously insured against such risks as are customarily insured against by businesses of like size and type engaged in the same or similar operations.

(b) Each insurance policy obtained in satisfaction of the requirements of Section 9(a):

(i) may be provided by blanket policies now or hereafter maintained by each or any Grantor or by the Borrower;

(ii) shall be issued by such insurer (or insurers) as shall be financially responsible and of recognized standing;

(iii) shall be in such form and have such provisions (including, without limitation, the loss payable clause, the wavier of subrogation clause, the deductible amount, if any, and the standard mortgagee endorsement clause) as are generally considered standard provisions for the type of insurance involved.

(iv) shall prohibit cancellation or substantial modification, termination or lapse in coverage by the insurer without at least thirty (30) days’ prior written notice to the Collateral Agent, except for non-payment of premium, as to which such policies shall provide for at least ten (10) days’ prior written notice to the Collateral Agent; and

(v) without limiting the generality of the foregoing, all insurance policies where applicable under Section 9(a) carried on the Collateral shall name the Collateral Agent, for the benefit of the Secured Parties, as second loss payee and the Collateral Agent and Holders as parties insured thereunder in respect of any claim for payment.

(c) Prior to expiration of any such policy, such Grantor shall furnish the Collateral Agent with evidence that the policy or certificate has been renewed or replaced or is no longer required by this Security Agreement.

(d) Each Grantor hereby makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent), for the benefit of the Secured Parties, as such Grantor’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item or payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance, which appointment is coupled with an interest and is irrevocable; provided, however, that the powers pursuant to such appointment shall be exercisable only upon the occurrence and during the continuance of any Event of Default.

11. Rights and Remedies Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the following rights and remedies on behalf of the Secured Parties in addition to any rights and remedies set forth elsewhere in the Indenture, this Security Agreement or any other Note Document, all of which may be exercised with or, if allowed by law, without notice to a Grantor:

(a) All of the rights and remedies of a secured party under the UCC or under other applicable law, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in the Indenture, this Security Agreement or any other Note Document;

(b) The right to foreclose the Liens and security interests created under this Security Agreement by any available judicial procedure or without judicial process;

(c) The right to (i) enter upon the premises of a Grantor through self-help and without judicial process, without first obtaining a final judgment or giving such Grantor notice or opportunity for a hearing on the validity of the Collateral Agent’s claim and without any obligation to pay rent to such Grantor, or any other place or places where any Collateral is located and kept, and remove the Collateral therefrom to the premises of the Collateral Agent or any agent of the Collateral Agent, for such time as the Collateral Agent may desire, in order effectively to collect or liquidate the Collateral, (ii) require such Grantor or any bailee or other agent of such Grantor to assemble the Collateral and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties, and (iii) notify any or all Persons who have possession of or control over any Collateral of the occurrence of any Event of Default and other appropriate circumstances, and exercise control over and take possession or custody of any or all Collateral in the possession, custody or control of such other Persons;

(d) The right to (i) exercise all of a Grantor’s rights and remedies with respect to the collection of Accounts, Chattel Paper, Instruments, Supporting Obligations and General Intangibles (collectively, “Payment Collateral”), including the right to demand payment thereof and enforce payment, by legal proceedings or otherwise; (ii) settle, adjust, compromise, extend or renew all or any Payment Collateral or any legal proceedings pertaining thereto; (iii) discharge and release all or any Payment Collateral; (iv) take control, in any manner, of any item of payment or proceeds constituting Collateral; (v) prepare, file and sign a Grantor’s name on any proof of claim in bankruptcy, notice of Lien, assignment or satisfaction of Lien or similar document in any action or proceeding adverse to any obligor under any Payment Collateral or otherwise in connection with any Payment Collateral; (vi) endorse the name of a Grantor upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Collateral; (vii) use the information recorded on or contained on a Grantor’s internet website or otherwise in any data processing equipment and computer hardware and software relating to any Collateral to which a Grantor has access; (viii) open such Grantor’s mail and collect any and all amounts due to such Grantor from any Account Debtors or other obligor in respect of Payment Collateral; (ix) take over such Grantor’s post office boxes or make other arrangements as the Collateral Agent, on behalf of the Secured Parties, deems necessary to receive such Grantor’s mail, including notifying the post office authorities to change the address for delivery of such Grantor’s mail to such address as the Collateral Agent, on behalf of the Secured Parties, may designate; (x) notify any or all Account Debtors or other obligor on any Payment Collateral that such Payment Collateral has been assigned to the Collateral Agent for the benefit of the Secured Parties and that Collateral Agent has a security interest therein for the benefit of the Secured Parties (provided that the Collateral Agent may at any time give such notice to an Account Debtor that is a department, agency or authority of the United States government); each Grantor hereby agrees that any such notice, in the Collateral Agent’s sole discretion, may (but need not) be sent on such Grantor’s stationery, in which event such Grantor shall co-sign such notice with the Collateral Agent if requested to do so by the Collateral Agent; and (xi) do all acts and things and execute all documents necessary, in Collateral Agent’s sole discretion, to collect the Payment Collateral; and

(e) The right to sell all or any Collateral in its then existing condition, or after any further manufacturing or processing thereof, at such time or times, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, with or without representations and warranties, all as the Collateral Agent, in its sole discretion, may deem advisable. The Collateral Agent shall have the right to conduct such sales on a Grantor’s premises or elsewhere and shall have the right to use a Grantor’s premises without charge for such sales for such time or times as the Collateral Agent may see fit. The Collateral Agent may, if it deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of such postponed or adjourned sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that the Collateral Agent has no obligation to preserve rights to the Collateral against prior parties or to marshal any Collateral for the benefit of any Person. The Collateral Agent for the benefit of the Secured Parties is hereby granted an irrevocable fully paid license or other right (including each Grantor’s rights under any license or any franchise agreement), each of which shall remain in full force and effect until the termination of this Security Agreement, to use, without charge, each of the labels, patents, copyrights, names, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature owned or licensed by any Grantor, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral. If any of the Collateral shall require repairs, maintenance, preparation or the like, or is in process or other unfinished state, the Collateral Agent shall have the right, but shall not be obligated, to perform such repairs, maintenance, preparation, processing or completion of manufacturing for the purpose of putting the same in such saleable form as the Collateral Agent shall deem appropriate, but the Collateral Agent shall have the right to sell or dispose of the Collateral without such processing and no Grantor shall have any claim against the Collateral Agent for the value that may have been added to such Collateral with such processing. In addition, each Grantor agrees that in the event notice is necessary under applicable law, written notice mailed to such Grantor in the manner specified herein ten (10) days prior to the date of public sale of any of the Collateral or prior to the date after which any private sale or other disposition of the Collateral will be made shall constitute commercially reasonable notice to such Grantor. All notice is hereby waived with respect to any of the Collateral which threatens to decline speedily in value or is of a type customarily sold on a recognized market. The Collateral Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale, free from any right of redemption which is hereby expressly waived by such Grantor and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Secured Obligations. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of certain of the Collateral by reason of certain prohibitions contained in the Securities Act, and applicable state law, and may be otherwise delayed or adversely affected in effecting any sale by reason of present or future restrictions thereon imposed by governmental authorities (“Affected Collateral”), and that as a consequence of such prohibitions and restrictions the Collateral Agent may be compelled (i) to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire Affected Collateral for their own account, for investment and not with a view to the distribution or resale thereof, or (ii) to seek regulatory approval of any proposed sale or sales, or (iii) to limit the amount of Affected Collateral sold to any Person or group. Each Grantor agrees and acknowledges that private sales so made may be at prices and upon terms less favorable to such Grantor than if such Affected Collateral was sold either at public sales or at private sales not subject to other regulatory restrictions, and that the Collateral Agent has no obligation to delay the sale of any Affected Collateral for the period of time necessary to permit the Grantor or any other Person to register or otherwise qualify them under or exempt them from any applicable restriction, even if such Grantor or other Person would agree to register or otherwise qualify or exempt such Affected Collateral so as to permit a public sale under the Securities Act or applicable state law. Each Grantor further agrees, to the extent permitted by applicable law, that the use of private sales made under the foregoing circumstances to dispose of Affected Collateral shall be deemed to be dispositions in a commercially reasonable manner. Each Grantor hereby acknowledges that a ready market may not exist for Affected Collateral that is not traded on a national securities exchange or quoted on an automated quotation system.

The net cash proceeds resulting from the collection, liquidation, sale, or other disposition of the Collateral shall be applied first to the expenses (including all Attorneys’ Costs) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all Secured Obligations in accordance with the terms of

Section 406 of the Indenture. Each Grantor shall be liable to the Collateral Agent, for the benefit of the Secured Parties, and shall pay to the Collateral Agent, for the benefit of the Secured Parties, on demand any deficiency which may remain after such sale, disposition, collection or liquidation of the Collateral.

12. Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent as the Grantor’s attorney-in-fact for the purposes of carrying out the provisions of this Security Agreement and taking any action and executing any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest; provided, that the Collateral Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of any Event of Default. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right and power:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) above;

(c) to endorse such Grantor’s name on any checks, notes, drafts or any other payment relating to or constituting proceeds of the Collateral which comes into the Collateral Agent’s possession or the Collateral Agent’s control, and deposit the same to the account of the Collateral Agent, for the benefit of the Secured Parties, on account and for payment of the Secured Obligations;

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent, for the benefit of the Secured Parties, with respect to any of the Collateral; and

(e) to execute, in connection with any sale or other disposition of Collateral provided for herein, any endorsement, assignments, or other instruments of conveyance or transfer with respect thereto.

13. Reinstatement. The granting of a security interest in the Collateral and the other provisions hereof shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party or is repaid by any Secured Party in whole or in part in good faith settlement of a pending or threatened avoidance claim, whether upon the insolvency, bankruptcy or reorganization of any Grantor or otherwise, all as though such payment had not been made. The provisions of this Section 12 shall survive repayment of all of the Secured Obligations and the termination or expiration of this Security Agreement in any manner.

14. Certain Waivers by the Grantors. Each Grantor waives to the extent permitted by applicable law (a) any right to require any Secured Party or any other obligee of the Secured

Obligations to (x) proceed against any Person or entity, including without limitation any Grantor, (y) proceed against or exhaust any Collateral or other collateral for the Secured Obligations, or (z) pursue any other remedy in its power; (b) any defense arising by reason of any disability or other defense of any other Person, or by reason of the cessation from any cause whatsoever of the liability of any other Person or entity, (c) any right of subrogation, and (d) any right to enforce any remedy which any Secured Party or any other obligee of the Secured Obligations now has or may hereafter have against any other Person and any benefit of and any right to participate in any collateral or security whatsoever now or hereafter held by the Collateral Agent for the benefit of the Secured Parties. Each Grantor authorizes the Collateral Agent and the Trustee without notice (except notice required by applicable law or the Indenture) or demand and without affecting its liability hereunder, under the Indenture or under the other Note Documents from time to time to: (i) take and hold security, other than the Collateral herein described, for the payment of such Secured Obligations or any part thereof, and exchange, enforce, waive and release the Collateral herein described or any part thereof or any such other security; and (ii) apply such Collateral or other security and direct the order or manner of sale thereof as the Collateral Agent or the Trustee in its discretion may determine.

The Collateral Agent may at any time deliver (without representation, recourse or warranty) the Collateral or any part thereof to a Grantor and the receipt thereof by such Grantor shall be a complete and full acquittance for the Collateral so delivered, and the Collateral Agent shall thereafter be discharged from any liability or responsibility therefor.

15. Continued Powers. Until the termination of this Security Agreement, the power of sale and other rights, powers and remedies granted to the Collateral Agent for the benefit of the Secured Parties hereunder shall continue to exist and may, after the occurrence and during the continuance of any Event of Default, be exercised by the Collateral Agent at any time and from time to time irrespective of the fact that any of the Secured Obligations or any part thereof may have become barred by any statute of limitations or that any part of the liability of any Grantor may have ceased.

16. Other Rights. The rights, powers and remedies given to the Collateral Agent for the benefit of the Secured Parties by this Security Agreement shall be in addition to all rights, powers and remedies given to the Collateral Agent or any Secured Party under the Indenture or any other Note Document or by virtue of any statute or rule of law. Any forbearance or failure or delay by the Collateral Agent in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of the Secured Parties shall continue in full force and effect until such right, power or remedy is specifically waived in accordance with the terms of the Indenture.

17. Limitation on Duty in Respect of Collateral. (a) Beyond the exercise of reasonable care in the custody and preservation thereof, neither the Collateral Agent nor the Trustee will have any duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any

Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith or by reason of any act or omission by the Collateral Agent pursuant to instructions from the Collateral Agent, except to the extent that such liability arises from the Collateral Agent’s gross negligence, bad faith or willful misconduct. The Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(b) To the extent that applicable law imposes duties on Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent (i) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (ii) to fail to exercise collection remedies against Grantors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iii) to exercise collection remedies against Grantors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (iv) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (v) to contact other Persons, whether or not in the same business as the Grantors, for expressions of interest in acquiring all or any portion of the Collateral, (vi) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (vii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (viii) to dispose of assets in wholesale rather than retail markets, (ix) to disclaim disposition warranties, including, without limitation, any warranties of title, (x) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral, or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral or (xi) to the extent deemed appropriate by the Collateral Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would not be commercially unreasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being specifically referred to in this Section.

18. Special Provisions Relating to the Collateral Agent

The following provisions shall govern the Collateral Agent’s rights, powers, obligations and duties under this Security Agreement and the other Note Documents, notwithstanding anything herein to the contrary:

(a) With respect to this Security Agreement, the Collateral Agent undertakes to perform such duties, and only such duties, as are specifically set forth in this Security Agreement. No implied covenants or obligations shall be read into this Security Agreement.

(b) The Collateral Agent shall not be personally liable or accountable to any Person, under any circumstances except for its own grossly negligent action, grossly negligent failure to act or willful misconduct. The Collateral Agent shall take any action permitted to be taken by it hereunder at the direction of the Trustee, and the Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in accordance with the written instructions provided by the Trustee; provided the Collateral Agent shall not be required to take any action hereunder or pursuant to any written instruction delivered in accordance with the provisions hereof if the Collateral Agent shall have reasonably determined, or shall have been advised in writing by counsel, that such action is contrary to the terms hereof or is otherwise contrary to law.

(c) The Collateral Agent shall incur no liability to anyone in acting upon any signature, written instrument, or notice reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties and need not investigate any fact or matter in any such document as long as the Collateral Agent has otherwise satisfied its obligations under this Security Agreement.

(d) The Collateral Agent shall receive as compensation for its services hereunder such fees as have been separately agreed to between it and the Company on or before the date hereof, and the Trustee shall not be liable for the payment of such fees.

(e) The Company and the Grantors, jointly and severally, shall indemnify, protect, save and hold the Collateral Agent, its officers, directors, shareholders and employees (each an “Indemnified Person”) harmless against any and all loss, liability, obligation, damage, claim, penalty, tax (excluding any taxes on the Collateral Agent on, or measured by, any compensation received by the Collateral Agent) or expense of any kind or nature whatsoever arising out of or in connection with this Security Agreement and each of the other Note Documents, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its rights, powers or duties hereunder (each of the foregoing, a “Claim”); provided, however, the Grantors shall not be required to indemnify, protect, save and hold any Indemnified Person harmless from any Claim (or portion thereof) resulting from gross negligence or willful misconduct on its part. Upon the Collateral Agent becoming aware of the occurrence of an event that results in any loss, liability or expense to an Indemnified Person, the Collateral Agent shall promptly send written notice thereof to the Grantors. The indemnities contained in this Section 18 shall survive the resignation or termination of the Collateral Agent and the termination of this Security Agreement.

(f) The Collateral Agent shall have no obligation to institute, conduct or defend any litigation under this Security Agreement or in relation to this Security Agreement, at the request, order or direction of the Trustee or any other Person unless such requesting party shall have first offered the Collateral Agent security or indemnity satisfactory to the Collateral Agent against any and all costs, expenses (including Attorney Costs) and liabilities that may be incurred herein or thereby and such requesting party so instructs the Collateral Agent.

(g) The Collateral Agent may resign as Collateral Agent hereunder upon 90 days’ prior written notice to the Grantors and the Trustee, such resignation to become effective only upon the appointment of a successor Collateral Agent by the Trustee. The Trustee shall appoint a successor Collateral Agent within ten (10) days prior to the expiration of the 90-day period referred to above. If no successor Collateral Agent is named as provided herein then the Collateral Agent may petition any court of competent jurisdiction for the appointment of its successor.

(h) Prior to the occurrence of a Default, the Company (with the written consent of the Trustee (acting with or without the consent of the Company) is authorized to remove the Collateral Agent hereunder and appoint a successor. Following the occurrence of any Default, the Trustee acting alone is authorized to remove the Collateral Agent hereunder and appoint a successor. No such removal in either case shall be effective until a successor Collateral Agent has been appointed and has accepted such appointment. No Grantor shall terminate this Security Agreement without the written consent of the Trustee.

19. Anti-Marshaling Provisions. The right is hereby given by each Grantor to the Collateral Agent, for the benefit of the Secured Parties, to make releases (whether in whole or in part) of all or any part of the Collateral agreeable to the Collateral Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Collateral conferred hereunder, nor release any Grantor from personal liability for the Secured Obligations. Notwithstanding the existence of any other security interest in the Collateral held by the Collateral Agent, for the benefit of the Secured Parties, the Collateral Agent shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided in this Security Agreement. Each Grantor hereby waives any and all right to require the marshaling of assets in connection with the exercise of any of the remedies permitted by applicable law, the Indenture, this Security Agreement or any other Note Document.

20. Entire Agreement. This Security Agreement and each Joinder Agreement, together with the Indenture and the other Note Documents and the Intercreditor Agreement, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as contained in such documents. The express terms hereof and of the Joinder Agreements control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof or thereof. Neither this Security Agreement nor any Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Indenture.

21. Third Party Reliance. Each Grantor hereby consents and agrees that all issuers of or obligors in respect of any Collateral, and all securities intermediaries, warehousemen, bailees, public officials and other Persons having any interest in, possession of, control over or right, privilege, duty or discretion in respect of, any Collateral shall be entitled to accept the provisions hereof and of the Joinder Agreements as conclusive evidence of the right of the Collateral Agent, on behalf of the Secured Parties, to exercise its rights hereunder or thereunder with respect to the Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by any Grantor or any other Person to any of such Persons.

22. Binding Agreement; Assignment. This Security Agreement and each Joinder Agreement, and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that no Grantor shall be permitted to assign this Security Agreement, any Joinder Agreement or any interest herein or therein or, except as expressly permitted herein or in the Indenture, in the Collateral or any part thereof or interest therein. All references herein to the Collateral Agent and to the Secured Parties (including Holders of Securities) shall include any successor thereof or permitted assignee, and any other obligees from time to time of the Secured Obligations.

23. Release of Liens.

(a) If any part of the Collateral is sold, transferred or otherwise disposed of in compliance with the requirements of the Indenture, then in each such case, such Collateral shall automatically be released from the Liens and security interest granted to the Collateral Agent for the benefit of the Secured Parties under this Security Agreement. Upon any Grantor’s request, the Collateral Agent shall (upon receipt of a written certification of an officer of the Company, which states that the Collateral Agent has received all documents, if any, required by the Trust Indenture Act (if the Trust Indenture Act is then applicable to the Indenture) and the Indenture) promptly execute and deliver to such Grantor, at such Grantor’s expense, all UCC termination statements, releases and similar documents that such Grantor shall reasonably request to terminate of record, or otherwise give appropriate notice of the termination of, any Lien conferred hereunder in connection with the making of such sales, dispositions or other transfers; provided, that the Collateral Agent shall not be required to take any action or execute or deliver any document if doing so would violate the terms of the Intercreditor Agreement or the Indenture.

(b) If all or substantially all of the Collateral is required to be released in accordance with the Indenture with the consent of the Holders, then in each such case, at the request and expense of any Grantor, the Collateral Agent, having received the consent of the requisite Holders as required under the Indenture, will (upon receipt of a written certification of a Responsible Officer of the Company that the Trustee has received all documents, if any, required by the Trust Indenture Act (if the Trust Indenture Act is then applicable to the Indenture) and the Indenture) duly release from the security interest created hereby and, with respect to Collateral in the physical possession of the Collateral

Agent, deliver to such Grantor (without recourse and without representation or warranty) such of the Collateral as is then being (or has been) so released and has not theretofore been released pursuant to this Security Agreement, and execute and deliver to such Grantor, at such Grantor’s expense, all UCC termination statements, releases and similar documents that such Grantor shall reasonably request to terminate of record, or otherwise give appropriate notice of the termination of, any Lien conferred hereunder in connection with such release of all or substantially all of the Collateral; provided, that the Collateral Agent shall not be required to take any action or execute or deliver any document if doing so would violate the terms of the Intercreditor Agreement or the Indenture.

24. Severability. The provisions of this Security Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Security Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

25. Counterparts. This Security Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Security Agreement to produce or account for more than one such counterpart executed by the Grantor against whom enforcement is sought.

26. Termination. Subject to the provisions of Section 12, this Security Agreement and each Joinder Agreement, and all obligations of the Grantors hereunder (excluding those obligations and liabilities that expressly survive such termination) shall terminate without delivery of any instrument or performance of any act by any party when the Second Priority Liens have been released, in whole, in accordance with the terms and conditions of Section 1505 of the Indenture. Upon such termination of this Security Agreement, the Collateral Agent shall, at the request and sole expense of the Grantors, promptly deliver to the Grantors such termination statements and take such further actions as the Grantors may reasonably request to terminate of record, or otherwise to give appropriate notice of the termination of, any Lien conferred hereunder.

27. Notices. Any notice required or permitted hereunder shall be given in accordance with Section 106 of the Indenture.

28. Joinder. Each Person who shall at any time execute and deliver to the Collateral Agent a Joinder Agreement (including each Person required to deliver a Joinder Agreement pursuant to Section 913(b) of the Indenture) shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Grantor and shall have thereupon pursuant to Section 2 hereof granted a security interest in and collaterally assigned to the Collateral Agent for the benefit of the Secured Parties all Collateral in which it has at its Applicable Date or thereafter acquires any interest or the power to transfer, and all references in the Indenture, this Security Agreement and the other Note Documents to the Grantors or to the parties to this Security Agreement shall be deemed to include such Person as a Grantor hereunder. Each Joinder Agreement shall be accompanied by the Supplemental Schedules referred to therein, appropriately completed with information relating to the Grantor executing such Joinder Agreement and its property. Each of the applicable Schedules attached hereto shall be deemed amended and supplemented without further action by such information reflected on the Supplemental Schedules attached to each Joinder Agreement.

29. Governing Law; Waivers.

(a) THIS SECURITY AGREEMENT AND EACH JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE; PROVIDED THAT (i) WITH RESPECT TO THOSE INSTANCES IN WHICH THE APPLICABLE CHOICE OF LAWS RULES OF SUCH STATE, INCLUDING SECTION 9-301 OF THE UCC, REQUIRE THAT THE MANNER OF CREATION OF A SECURITY INTEREST IN SPECIFIC COLLATERAL OR THE MANNER OR EFFECT OF PERFECTION OR NONPERFECTION OR THE RULES GOVERNING PRIORITY OF SECURITY INTERESTS ARE TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION, THEN THE LAWS OF SUCH OTHER JURISDICTION SHALL GOVERN SUCH MATTERS AND (ii) IN THOSE INSTANCES IN WHICH THE LAWS OF THE JURISDICTION IN WHICH COLLATERAL IS LOCATED GOVERN MATTERS PERTAINING TO THE METHODS AND EFFECT OF REALIZING ON COLLATERAL, SUCH LAWS SHALL BE GIVEN EFFECT WITH RESPECT TO SUCH MATTERS.

(b) EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS SECURITY AGREEMENT OR A JOINDER AGREEMENT, EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY HAVE NOW OR HEREAFTER TO THE LAYING OF THE VENUE OR TO THE JURISDICTION OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c) EACH GRANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF SUCH PARTY PROVIDED IN SECTION 26 OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NORTH CAROLINA.

(d) NOTHING CONTAINED IN SUBSECTIONS (b) OR (c) HEREOF SHALL PRECLUDE THE COLLATERAL AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

SECURITY AGREEMENT OR ANY JOINDER AGREEMENT OR THE INDENTURE OR ANY OTHER NOTE DOCUMENT IN THE COURTS OF ANY PLACE WHERE ANY OTHER PARTY OR ANY OF SUCH PARTY’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS WHICH NOW OR HEREAFTER, BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE UNDER APPLICABLE LAW.

(e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS SECURITY AGREEMENT OR ANY JOINDER AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, EACH PARTY HEREBY AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY EXPRESSLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f) EACH GRANTOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

COMPANY:

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Name:	Stephen K. Coss, Senior VP,
Title:	General Counsel, and Secretary

OTHER GRANTORS:

ARNGAR, INC.

AUTOBAHN, INC.

AVALON FORD, INC.

CORNERSTONE ACCEPTANCE CORPORATION

FAA AUTO FACTORY, INC.

FAA BEVERLY HILLS, INC.

FAA CAPITOL F, INC.

FAA CAPITOL N, INC.

FAA CONCORD H, INC.

FAA CONCORD T, INC.

FAA DUBLIN N, INC.

FAA DUBLIN VWD, INC.

FAA HOLDING CORP.

FAA LAS VEGAS H, INC.

FAA POWAY G, INC.

FAA POWAY H, INC.

FAA POWAY T, INC.

FAA SAN BRUNO, INC.

FAA SANTA MONICA V, INC.

FAA SERRAMONTE H, INC.

FAA SERRAMONTE L, INC.

FAA SERRAMONTE, INC.

FAA STEVENS CREEK, INC.

FAA TORRANCE CPJ, INC.

FIRSTAMERICA AUTOMOTIVE, INC.

FORT MILL FORD, INC.

FORT MYERS COLLISION CENTER, LLC

FRANCISCAN MOTORS, INC.

FRONTIER OLDSMOBILE-CADILLAC, INC.

KRAMER MOTORS INCORPORATED

By:	/s/ Stephen K. Coss
Name:	Stephen K. Coss
Title:	Secretary

Signature Page to Security Agreement

L DEALERSHIP GROUP, INC.

MARCUS DAVID CORPORATION

MASSEY CADILLAC, INC.

MOUNTAIN STATES MOTORS CO., INC.

ONTARIO L, LLC

ROYAL MOTOR COMPANY, INC.

SAI AL HC1, INC.

SAI AL HC2, INC.

SAI ANN ARBOR IMPORTS, LLC (as successor by merger with Sonic-Ann Arbor Imports, Inc.)

SAI ATLANTA B, LLC (as successor by merger with Sonic - Global Imports, L.P.)

SAI BROKEN ARROW C, LLC (f/k/a and converted from Speedway Chevrolet, Inc.)

SAI CHARLOTTE M, LLC

SAI COLUMBUS MOTORS, LLC (f/k/a and converted from Sonic Automotive-1400 Automall Drive, Columbus, Inc.)

SAI COLUMBUS VWK, LLC (f/k/a and converted from Sonic Automotive-1455 Automall Drive, Columbus, Inc.)

SAI FL HC2, INC.

SAI FL HC3, INC.

SAI FL HC4, INC.

SAI FL HC6, INC.

SAI FL HC7, INC.

SAI FORT MYERS B, LLC (f/k/a and converted from Sonic - FM, Inc.)

SAI FORT MYERS H, LLC (f/k/a and converted from Sonic - Freeland, Inc.)

SAI FORT MYERS M, LLC (f/k/a Sonic - FM Automotive, LLC)

SAI FORT MYERS VW, LLC (f/k/a and converted from Sonic - FM VW, Inc.)

SAI IRONDALE IMPORTS, LLC (f/k/a and converted from Sonic – Williams Imports, Inc.)

SAI LONG BEACH B, INC.

SAI MD HC1, INC.

SAI MONROVIA B, INC.

SAI MONTGOMERY B, LLC (f/k/a and converted from Sonic Montgomery B, Inc.)

SAI MONTGOMERY BCH, LLC (f/k/a and converted from Cobb Pontiac-Cadillac, Inc.)

SAI MONTGOMERY CH, LLC (f/k/a and converted from Capitol Chevrolet and Imports, Inc.)

SAI NASHVILLE CSH, LLC (f/k/a Sonic-Crest Cadillac, LLC)

SAI NASHVILLE H, LLC (f/k/a Sonic-Crest H, LLC)

By:	/s/ Stephen K. Coss
Name:	Stephen K. Coss
Title:	Secretary

Signature Page to Security Agreement

SAI NASHVILLE M, LLC (f/k/a Sonic Nashville M, LLC)

SAI NASHVILLE MOTORS, LLC

SAI OK HC1, INC., an Oklahoma corporation

SAI OKLAHOMA CITY C, LLC (f/k/a and converted from Sonic – West Reno Chevrolet, Inc.)

SAI OKLAHOMA CITY H, LLC (f/k/a and converted from Sonic – Bethany H, Inc.)

SAI ORLANDO CS, LLC (f/k/a and converted from Sonic – North Cadillac, Inc.)

SAI RIVERSIDE C, LLC (f/k/a and converted from Sonic – Riverside, Inc.)

SAI ROCKVILLE IMPORTS, LLC (as successor by merger with Sonic-Rockville Imports, Inc.)

SAI TN HC1, LLC

SAI TN HC2, LLC

SAI TN HC3, LLC

SAI TULSA N, LLC (f/k/a and converted from Riverside Nissan, Inc.)

SANTA CLARA IMPORTED CARS, INC.

SONIC – 2185 CHAPMAN RD., CHATTANOOGA, LLC

SONIC – CALABASAS V, INC.

SONIC – CARSON F, INC.

SONIC – COAST CADILLAC, INC.

SONIC – DENVER T, INC.

SONIC – DOWNEY CADILLAC, INC.

SONIC – ENGLEWOOD M, INC.

SONIC – FORT MILL DODGE, INC.

SONIC – HARBOR CITY H, INC.

SONIC - LAS VEGAS C EAST, LLC

SONIC - LAS VEGAS C WEST, LLC

SONIC - LLOYD NISSAN, INC.

SONIC - LLOYD PONTIAC - CADILLAC, INC.

SONIC – LONE TREE CADILLAC, INC.

SONIC – LS, LLC

SONIC – MANHATTAN FAIRFAX, INC.

SONIC – MASSEY CHEVROLET, INC.

SONIC – MASSEY PONTIAC BUICK GMC, INC.

SONIC – NEWSOME CHEVROLET WORLD, INC.

SONIC - NEWSOME OF FLORENCE, INC.

SONIC - NORTH CHARLESTON DODGE, INC.

SONIC - NORTH CHARLESTON, INC.

SONIC – SANFORD CADILLAC, INC.

SONIC – SHOTTENKIRK, INC.

SONIC – STEVENS CREEK B, INC.

By:	/s/ Stephen K. Coss
Name:	Stephen K. Coss
Title:	Secretary

Signature Page to Security Agreement

SONIC - WILLIAMS CADILLAC, INC.

SONIC AGENCY, INC.

SONIC AUTOMOTIVE - 1720 MASON AVE., DB, INC.

SONIC AUTOMOTIVE - 1720 MASON AVE., DB, LLC

SONIC AUTOMOTIVE - 6008 N. DALE MABRY, FL, INC.

SONIC AUTOMOTIVE - 9103 E. INDEPENDENCE, NC, LLC

SONIC AUTOMOTIVE 2752 LAURENS RD., GREENVILLE, INC.

SONIC AUTOMOTIVE 5260 PEACHTREE INDUSTRIAL BLVD., LLC

SONIC AUTOMOTIVE F&I, LLC

SONIC AUTOMOTIVE OF CHATTANOOGA, LLC

SONIC AUTOMOTIVE OF NASHVILLE, LLC

SONIC AUTOMOTIVE OF NEVADA, INC. (including as successor by merger with Sonic Automotive of Tennessee, Inc.)

SONIC AUTOMOTIVE SUPPORT, LLC

SONIC AUTOMOTIVE WEST, LLC

SONIC AUTOMOTIVE-3700 WEST BROAD STREET, COLUMBUS, INC.

SONIC AUTOMOTIVE-4000 WEST BROAD STREET, COLUMBUS, INC.

SONIC CALABASAS M, INC.

SONIC DEVELOPMENT, LLC

SONIC DIVISIONAL OPERATIONS, LLC

SONIC FREMONT, INC.

SONIC OF TEXAS, INC.

SONIC RESOURCES, INC.

SONIC SANTA MONICA M, INC.

SONIC SANTA MONICA S, INC.

SONIC TYSONS CORNER H, INC.

SONIC TYSONS CORNER INFINITI, INC.

SONIC WALNUT CREEK M, INC.

SONIC WILSHIRE CADILLAC, INC.

SONIC-BUENA PARK H, INC.

SONIC-CALABASAS A, INC.

SONIC-CAPITOL CADILLAC, INC.

SONIC-CAPITOL IMPORTS, INC.

SONIC-CARSON LM, INC.

SONIC-PLYMOUTH CADILLAC, INC.

SONIC-SATURN OF SILICON VALLEY, INC.

SONIC-SERRAMONTE I, INC.

SONIC-VOLVO LV, LLC (as successor by merger with Sonic Automotive Servicing Company, LLC)

SONIC-WEST COVINA T, INC.

By:	/s/ Stephen K. Coss
Name:	Stephen K. Coss
Title:	Secretary

Signature Page to Security Agreement

SRE ALABAMA - 2, LLC

SRE ALABAMA- 5, LLC

SRE CALIFORNIA - 1, LLC

SRE CALIFORNIA - 2, LLC

SRE CALIFORNIA - 4, LLC

SRE COLORADO - 1, LLC

SRE FLORIDA- 1, LLC

SRE FLORIDA - 2, LLC

SRE HOLDING, LLC

SRE NORTH CAROLINA - 2, LLC

SRE OKLAHOMA-1, LLC

SRE OKLAHOMA-2, LLC

SRE OKLAHOMA-5, LLC

SRE SOUTH CAROLINA-3, LLC

SRE SOUTH CAROLINA - 4, LLC

SRE TENNESSEE-4, LLC

SRE VIRGINIA – 1, LLC

SREALESTATE ARIZONA - 2, LLC

SREALESTATE ARIZONA - 3, LLC

STEVENS CREEK CADILLAC, INC.

TOWN AND COUNTRY FORD, INCORPORATED

VILLAGE IMPORTED CARS, INC.

WINDWARD, INC.

Z MANAGEMENT, INC.

By:	/s/ Stephen K. Coss
Name:	Stephen K. Coss
Title:	Secretary

SAI CLEARWATER T, LLC (f/k/a and converted from Sonic Automotive-Clearwater, Inc.)

By:	SAI FL HC2, INC., as Sole Member

	By:	/s/ Stephen K. Coss
	Name:	Stephen K. Coss
	Title:	Secretary

SAI COLUMBUS T, LLC (f/k/a and converted from Sonic Automotive-1500 Automall Drive, Columbus, Inc.)

By:	SONIC AUTOMOTIVE, INC., as Sole Member

	By:	/s/ Stephen K. Coss
	Name:	Stephen K. Coss
	Title:	Secretary

Signature Page to Security Agreement

SAI IRONDALE L, LLC (f/k/a Sonic – Williams Motors, LLC)

By:	SAI AL HC2, INC., as Sole Member

	By:	/s/ Stephen K. Coss
	Name:	Stephen K. Coss
	Title:	Secretary

SAI OKLAHOMA CITY T, LLC (f/k/a and converted from Wrangler Investments, Inc.)

SAI TULSA T, LLC (f/k/a and converted from Sonic – Oklahoma T, Inc.)

By:	SAI OK HC1, INC., as Sole Member

	By:	/s/ Stephen K. Coss
	Name:	Stephen K. Coss
	Title:	Secretary

SAI ROCKVILLE L, LLC (as successor by merger with Sonic-Rockville Motors, Inc.)

By:	SAI MD HC1, INC., as Sole Member

	By:	/s/ Stephen K. Coss
	Name:	Stephen K. Coss
	Title:	Secretary

SAI GEORGIA, LLC (f/k/a and converted from Sonic Automotive of Georgia, Inc.)

By:	SONIC AUTOMOTIVE OF NEVADA, INC., as Sole Member

	By:	/s/ Stephen K. Coss
	Name:	Stephen K. Coss
	Title:	Secretary

Signature Page to Security Agreement

SAI GA HC1, LP SONIC PEACHTREE INDUSTRIAL BLVD., L.P. SONIC – STONE MOUNTAIN T, L.P.
By:	SAI GEORGIA, LLC, as Sole General Partner

	By:	SONIC AUTOMOTIVE OF NEVADA, INC., as Sole Member

		By:	/s/ Stephen K. Coss
		Name:	Stephen K. Coss
		Title:	Secretary

PHILPOTT MOTORS, LTD.

SONIC ADVANTAGE PA, L.P.

SONIC AUTOMOTIVE OF TEXAS, L.P.

SONIC AUTOMOTIVE – 3401 N. MAIN, TX, L.P.

SONIC AUTOMOTIVE – 4701 I-10 EAST, TX, L.P.

SONIC – CADILLAC D, L.P.

SONIC – CAMP FORD, L.P.

SONIC – CARROLLTON V, L.P.

SONIC-CLEAR LAKE VOLKSWAGEN, L.P.

SONIC – FORT WORTH T, L.P.

SONIC – FRANK PARRA AUTOPLEX, L.P.

SONIC HOUSTON JLR, L.P.

SONIC HOUSTON LR, L.P.

SONIC – HOUSTON V, L.P.

SONIC-JERSEY VILLAGE VOLKSWAGEN, L.P.

SONIC – LUTE RILEY, L.P.

SONIC – MESQUITE HYUNDAI, L.P.

SONIC MOMENTUM B, L.P.

SONIC MOMENTUM JVP, L.P.

SONIC MOMENTUM VWA, L.P.

SONIC – READING, L.P.

SONIC – RICHARDSON F, L.P.

SONIC – UNIVERSITY PARK A, L.P.

SRE TEXAS – 1, L.P.

SRE TEXAS – 2, L.P.

SRE TEXAS – 3, L.P.

SRE TEXAS – 4, L.P.

SRE TEXAS – 5, L.P.

SRE TEXAS – 6, L.P.

SRE TEXAS – 7, L.P.

SRE TEXAS – 8, L.P.

By:	SONIC OF TEXAS, INC., as Sole General Partner

	By:	/s/ Stephen K. Coss
	Name:	Stephen K. Coss
	Title:	Secretary

Signature Page to Security Agreement

SONIC – LS CHEVROLET, L.P.

By:	SONIC – LS, LLC, as Sole General Partner

	By:	/s/ Stephen K. Coss
	Name:	Stephen K. Coss
	Title:	Secretary

Signature Page to Security Agreement

COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

[Security Agreement]

EXHIBIT A

“Permitted Real Estate Indebtedness Collateral” means the applicable real property (the “Premises”) used by a Subsidiary of the Company for the operation of a vehicle dealership or a business ancillary thereto, together with real property rights, improvements, fixtures (other than trade fixtures), insurance payments, leases and rents related thereto and proceeds thereof, including, but not limited to:

(a) all buildings, structures, improvements, parking areas, landscaping, fixtures (other than “trade fixtures”) now or hereafter erected on or attached to the Premises; including but without being limited to all of the following to the extent affixed to the Premises: all heating, air conditioning and incinerating apparatus, all boilers, piping and plumbing fixtures, water heaters, cooling, ventilating and sprinkling systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor coverings, underpadding, partitions, built-in mirrors, screens, storm sash, awnings, and shrubbery and plants, all of which property mentioned in this clause (a) shall be deemed part of the realty and not severable wholly or in part without material injury to the freehold of the Premises (all of the foregoing together with replacements and additions thereto are refereed to herein as “Improvements”);

(b) all contracts, contract rights (including without limitation the right to payment thereunder), agreements and documents of any nature relating to the design, construction, operation and/or maintenance of the Improvements including, without limitations, all guaranties and warranties related thereto, and all work product created pursuant to any of the foregoing;

(c) all compensation, awards, damages, rights of action and proceeds, including interest thereon and/or the proceeds of any policies of insurance therefor, arising out of or relating to (i) a taking or damaging of the Premises or Improvements thereon by reason of any public or private improvement, condemnation proceeding (including change of grade), sale or transfer in lieu of condemnation, or fire, earthquake or other casualty, or (ii) any injury to or decrease in the value of the Premises or the Improvements for any reason whatsoever;

(d) return premiums or other payments upon any insurance any time provided with respect to the Premises and Improvements for the benefit of or naming the fee mortgagee, and refunds or rebates of real-property taxes or assessments on the Premises;

(e) all written and oral leases and rental agreements (including extensions, renewals and subleases thereof, all of the foregoing being referred to collectively herein as the “Leases”) now or hereafter entered into with respect to the Premises, and including, without limitation, all rents, issues, income, profits and other revenues and income therefrom and from the renting, leasing or bailment of Improvements (and all accounts into which the foregoing are deposited), all lease guaranties, and all rights and claims of any kind that a Subsidiary may have against any tenant under the Leases or in connection with the termination or rejection of the applicable Leases in a bankruptcy or insolvency proceeding;

(f) all books, records, surveys, reports and other documents related to the Premises, the Improvements, the applicable Leases, or other items of collateral described herein; and

(g) all additions, accessions, replacements, substitutions and proceeds of the collateral described herein, including but not limited to lease and real estate proceeds and other amounts relating to the use, disposition, or sale of the collateral described herein which proceeds or other amounts are characterized as general intangibles.

Schedule 7(f)

GRANTOR INFORMATION

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

1. Sonic Automotive, Inc.	Delaware Corporation 2714319	The chief executive office for all entities is 6415 Idlewild Road, Suite 109 Charlotte, NC

2. Arngar, Inc.	North Carolina Corporation 0005612

3. Autobahn, Inc.	California Corporation C1548941

4. Avalon Ford, Inc.	Delaware Corporation 0896102

5. Cornerstone Acceptance Corporation	Florida Corporation 593532504

6. FAA Auto Factory, Inc.	California Corporation C2058910

7. FAA Beverly Hills, Inc.	California Corporation C2069519

8. FAA Capitol F, Inc.	California Corporation C2207446

9. FAA Capitol N, Inc.	California Corporation C2054429

10. FAA Concord H, Inc.	California Corporation C2004304

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

11. FAA Concord T, Inc.	California Corporation C0613543

12. FAA Dublin N, Inc.	California Corporation C2007600

13. FAA Dublin VWD, Inc.	California Corporation C2007571

14. FAA Holding Corp.	California Corporation C2174202

15. FAA Las Vegas H, Inc.	Nevada Corporation C13186-1999

16. FAA Poway G, Inc.	California Corporation C2069464

17. FAA Poway H, Inc.	California Corporation C2006230

18. FAA Poway T, Inc.	California Corporation C2006232

19. FAA San Bruno, Inc.	California Corporation C2004303

20. FAA Santa Monica V, Inc.	California Corporation C2165877

21. FAA Serramonte, Inc.	California Corporation C2004221

22. FAA Serramonte H, Inc.	California Corporation C2069465

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

23. FAA Serramonte L, Inc.	California Corporation C2004222

24. FAA Stevens Creek, Inc.	California Corporation C2004216

25. FAA Torrance CPJ, Inc.	California Corporation C2165823

26. FirstAmerica Automotive, Inc.	Delaware Corporation 2761294

27. Fort Mill Ford, Inc.	South Carolina Corporation

28. Fort Myers Collision Center, LLC	Florida Limited Liability Company 593659948

29. Franciscan Motors, Inc.	California Corporation C1532758

30. Frontier Oldsmobile-Cadillac, Inc.	North Carolina Corporation 0233650

31. Kramer Motors Incorporated	California Corporation C0392185

32. L Dealership Group, Inc.	Texas Corporation 151278900

33. Marcus David Corporation	North Carolina Corporation 0272880

34. Massey Cadillac, Inc.	Tennessee Corporation 0230052

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

35. Mountain States Motors Co., Inc.	Colorado Corporation 19911043766

36. Ontario L, LLC	California Limited Liability Company 200330110050

37. Philpott Motors, Ltd.	Texas Limited Partnership 12223010

38. Royal Motor Company, Inc.	Alabama Corporation D/C 134-171

39. SAI AL HC1, Inc.	Alabama Corporation D/C 206-272

40. SAI AL HC2, Inc.	Alabama Corporation D/C 199-217

41. SAI Ann Arbor Imports, LLC	Michigan Limited Liability Company E15303

42. SAI Atlanta B, LLC	Georgia Limited Liability Company 08083814

43. SAI Broken Arrow C, LLC	Oklahoma Limited Liability Company 3512215667

44. SAI Charlotte M, LLC	North Carolina Limited Liability Company 0433486

45. SAI Clearwater T, LLC	Florida Limited Liability Company L08000116713

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

46. SAI Columbus Motors, LLC	Ohio Limited Liability Company CP13127

47. SAI Columbus T, LLC	Ohio Limited Liability Company CP13128

48. SAI Columbus VWK, LLC	Ohio Limited Liability Company CP13130

49. SAI FL HC2, Inc.	Florida Corporation P98000016038

50. SAI FL HC3, Inc.	Florida Corporation P98000064012

51. SAI FL HC4, Inc.	Florida Corporation P98000064009

52. SAI FL HC6, Inc.	Florida Corporation 593552436

53. SAI FL HC7, Inc.	Florida Corporation 592214873

54. SAI Fort Myers B, LLC	Florida Limited Liability Company L08000116712

55. SAI Fort Myers H, LLC	Florida Limited Liability Company L08000116710

56. SAI Fort Myers M, LLC	Florida Limited Liability Company 593535971

57. SAI Fort Myers VW, LLC	Florida Limited Liability Company L08000116709

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

58. SAI GA HC1, LP	Georgia Limited Partnership 0224680

59. SAI Georgia, LLC	Georgia Limited Liability Company 08094603

60. SAI Irondale Imports, LLC	Alabama Limited Liability Company 428-744

61. SAI Irondale L, LLC	Alabama Corporation DLL 662-073

62. SAI Long Beach B, Inc.	California Corporation C2998588

63. SAI MD HC1, Inc.	Maryland Corporation D05310776

64. SAI Monrovia B, Inc.	California Corporation CA # C2979304

65. SAI Montgomery B, LLC	Alabama Limited Liability Company 428-746

66. SAI Montgomery BCH, LLC	Alabama Limited Liability Company 428-745

67. SAI Montgomery CH, LLC	Alabama Limited Liability Company 428-747

68. SAI Nashville CSH, LLC	Tennessee Limited Liability Company 0336183

69. SAI Nashville H, LLC	Tennessee Limited Liability Company 0336180

70. SAI Nashville M, LLC	Tennessee Limited Liability Company 0336182

71. SAI Nashville Motors, LLC	Tennessee Limited Liability Company 0566970

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

72. SAI OK HC1, Inc.	Oklahoma Corporation 1900632183

73. SAI Oklahoma City C, LLC	Oklahoma Limited Liability Company 3512215668

74. SAI Oklahoma City H, LLC	Oklahoma Limited Liability Company 3512215666

75. SAI Oklahoma City T, LLC	Oklahoma Limited Liability Company 3512215664

76. SAI Orlando CS, LLC	Florida Limited Liability Company L08000116711

77. SAI Riverside C, LLC	Oklahoma Limited Liability Company 3512215685

78. SAI Rockville Imports, LLC	Maryland Limited Liability Company W12791083

79. SAI Rockville L, LLC	Maryland Limited Liability Company W12796074

80. SAI TN HC1, Inc.	Tennessee Corporation 0336184

81. SAI TN HC2, LLC	Tennessee Limited Liability Company 0336185

82. SAI TN HC3, Inc.	Tennessee Corporation 0336181

83. SAI Tulsa N, LLC	Oklahoma Limited Liability Company 3512215684

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

84. SAI Tulsa T, LLC	Oklahoma Limited Liability Company 3512215671

85. Santa Clara Imported Cars, Inc.	California Corporation C0587296

86. Sonic – 2185 Chapman Rd., Chattanooga, LLC	Tennessee Limited Liability Company 0366281

87. Sonic Advantage PA, L.P	Texas Limited Partnership 800235623

88. Sonic Agency, Inc.	Michigan Corporation 35010C

89. Sonic Automotive - 1720 Mason Ave., DB, Inc.	Florida Corporation 593523303

90. Sonic Automotive - 1720 Mason Ave., DB, LLC	Florida Limited Liability Company 571072509

91. Sonic Automotive 2752 Laurens Rd., Greenville, Inc.	South Carolina Corporation

92. Sonic Automotive - 3401 N. Main, TX, L.P.	Texas Limited Partnership 11376510

93. Sonic Automotive-3700 West Broad Street, Columbus, Inc.	Ohio Corporation CP13131

94. Sonic Automotive-4000 West Broad Street, Columbus, Inc.	Ohio Corporation CP13126

95. Sonic Automotive - 4701 I-10 East, TX, L.P.	Texas Limited Partnership 11345010

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

96. Sonic Automotive 5260 Peachtree Industrial Blvd., LLC	Georgia Limited Liability Company K734665

97. Sonic Automotive - 6008 N. Dale Mabry, FL, Inc.	Florida Corporation 593535965

98. Sonic Automotive - 9103 E. Independence, NC, LLC	North Carolina Limited Liability Company 0470751

99. Sonic Automotive F&I, LLC	Nevada Limited Liability Company LLC8620-1999

100. Sonic Automotive of Chattanooga, LLC	Tennessee Limited Liability Company 0336188

101. Sonic Automotive of Nashville, LLC	Tennessee Limited Liability Company 0336186

102. Sonic Automotive of Nevada, Inc.	Nevada Corporation C18014-1997

103. Sonic Automotive of Texas, L.P.	Texas Limited Partnership 11324210

104. Sonic Automotive Support, LLC	Nevada Limited Liability Company LLC19412-2003

105. Sonic Automotive West, LLC	Nevada Limited Liability Company LLC9139-1999

106. Sonic–Buena Park H, Inc.	California Corporation C2356456

107. Sonic – Cadillac D, L.P.	Texas Limited Partnership 800061917

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

108. Sonic–Calabasas A, Inc.	California Corporation C2413759

109. Sonic Calabasas M, Inc.	California Corporation C2975101

110. Sonic – Calabasas V, Inc.	California Corporation C2501983

111. Sonic – Camp Ford, L.P.	Texas Limited Partnership 12312610

112. Sonic–Capitol Cadillac, Inc.	Michigan Corporation 26619C

113. Sonic–Capitol Imports, Inc.	South Carolina Corporation

114. Sonic – Carrollton V, L.P.	Texas Limited Partnership 13894610

115. Sonic – Carson F, Inc.	California Corporation C2375909

116. Sonic – Carson LM, Inc.	California Corporation C2375100

117. Sonic–Clear Lake Volkswagen, L.P.	Texas Limited Partnership 800207889

118. Sonic – Coast Cadillac, Inc.	California Corporation C2124569

119. Sonic – Denver T, Inc.	Colorado Corporation 20021350687

120. Sonic Development, LLC	North Carolina Limited Liability Company 0483658

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

121. Sonic Divisional Operations, LLC	Nevada Limited Liability Company LLC26157-2004

122. Sonic – Downey Cadillac, Inc.	California Corporation C2375896

123. Sonic – Englewood M, Inc.	Colorado Corporation 20021021611

124. Sonic – Fort Mill Dodge, Inc.	South Carolina Corporation

125. Sonic – Fort Worth T, L.P.	Texas Limited Partnership 13920710

126. Sonic – Frank Parra Autoplex, L.P.	Texas Limited Partnership 800079059

127. Sonic Fremont, Inc.	California Corporation C2935225

128. Sonic – Harbor City H, Inc.	California Corporation C2356454

129. Sonic Houston JLR, LP	Texas Limited Partnership 800735509

130. Sonic Houston LR, L.P.	Texas Limited Partnership 800236309

131. Sonic – Houston V, LP	Texas Limited Partnership 15286810

132. Sonic–Jersey Village Volkswagen, L.P.	Texas Limited Partnership 800207902

133. Sonic - Las Vegas C East, LLC	Nevada Limited Liability Company LLC7435-2000

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

134. Sonic - Las Vegas C West, LLC	Nevada Limited Liability Company LLC7434-2000

135. Sonic - Lloyd Nissan, Inc.	Florida Corporation 593560057

136. Sonic - Lloyd Pontiac - Cadillac, Inc.	Florida Corporation 593560058

137. Sonic – Lone Tree Cadillac, Inc.	Colorado Corporation 20021021609

138. Sonic – LS Chevrolet, L.P.	Texas Limited Partnership 11958210

139. Sonic – LS, LLC	Delaware Limited Liability Company 3440418

140. Sonic - Lute Riley, L.P.	Texas Limited Partnership 11869810

141. Sonic - Manhattan Fairfax, Inc.	Virginia Corporation 0521177-6

142. Sonic – Massey Chevrolet, Inc.	California Corporation C2375359

143. Sonic – Massey Pontiac Buick GMC, Inc.	Colorado Corporation 20021021616

144. Sonic – Mesquite Hyundai, L.P.	Texas Limited Partnership 800087803

145. Sonic Momentum B, L.P.	Texas Limited Partnership 800235477

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

146. Sonic Momentum JVP, L.P.	Texas Limited Partnership 800235475

147. Sonic Momentum VWA, L.P.	Texas Limited Partnership 800207910

148. Sonic - Newsome Chevrolet World, Inc.	South Carolina Corporation

149. Sonic - Newsome of Florence, Inc.	South Carolina Corporation

150. Sonic - North Charleston Dodge, Inc.	South Carolina Corporation

151. Sonic - North Charleston, Inc.	South Carolina Corporation

152. Sonic of Texas, Inc.	Texas Corporation 150782300

153. Sonic Peachtree Industrial Blvd., L.P.	Georgia Limited Partnership K739239

154. Sonic – Plymouth Cadillac, Inc.	Michigan Corporation 26618C

155. Sonic - Reading, L.P.	Texas Limited Partnership 12032210

156. Sonic Resources, Inc.	Nevada Corporation C24652-2001

157. Sonic – Richardson F, L.P.	Texas Limited Partnership 14037410

158. Sonic – Sanford Cadillac, Inc.	Florida Corporation 010595473

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

159. Sonic Santa Monica M, Inc.	California Corporation C2727452

160. Sonic Santa Monica S, Inc.	California Corporation C2788444

161. Sonic–Saturn of Silicon Valley, Inc.	California Corporation C2547838

162. Sonic–Serramonte I, Inc.	California Corporation C2469221

163. Sonic - Shottenkirk, Inc.	Florida Corporation 593575773

164. Sonic - Stevens Creek B, Inc.	California Corporation C0723787

165. Sonic – Stone Mountain T, L.P.	Georgia Limited Partnership 0342795

166. Sonic Tysons Corner H, Inc.	Virginia ID #0645231

167. Sonic Tysons Corner Infiniti, Inc.	Virginia ID # 0645232

168. Sonic – University Park A, L.P.	Texas Limited Partnership 13748310

169. Sonic-Volvo LV, LLC	Nevada Limited Liability Company LLC6829-1999

170. Sonic Walnut Creek M, Inc.	California Corporation C2508517

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

171. Sonic–West Covina T, Inc.	California Corporation C2356455

172. Sonic - Williams Cadillac, Inc.	Alabama Corporation D/C 199-219

173. Sonic Wilshire Cadillac, Inc.	California Corporation C2882071

174. SRE Alabama-2, LLC	Alabama Limited Liability Company 670-275

175. SRE Alabama-5, LLC	Alabama Limited Liability Company DLL 691-622

176. SRE California-1, LLC	California Limited Liability Company 200202910110

177. SRE California-2, LLC	California Limited Liability Company 200202910111

178. SRE California-4, LLC	California Limited Liability Company 200202810144

179. SRE Colorado-1, LLC	Colorado Limited Liability Company 20021330518

180. SRE Florida-1, LLC	Florida Limited Liability Company L00000006050

181. SRE Florida-2, LLC	Florida Limited Liability Company L00000006045

182. SRE Holding, LLC	North Carolina Corporation 551475

183. SRE North Carolina-2, LLC	North Carolina Limited Liability Company 682830

184. SRE Oklahoma-1, LLC	Oklahoma Limited Liability Company 3500697104

185. SRE Oklahoma –2, LLC	Oklahoma Limited Liability Company 3500697105

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

186. SRE Oklahoma-5, LLC	Oklahoma Limited Liability Company 3500697108

187. SRE South Carolina-3, LLC	South Carolina Limited Liability Company N/A

188. SRE South Carolina-4, LLC	South Carolina Limited Liability Company N/A

189. SRE Tennessee – 4, LLC	Tennessee Limited Liability Company 0450279

190. SRE Texas-1, L.P	Texas Limited Partnership 00135233-10

191. SRE Texas-2, L.P.	Texas Limited Partnership 00135234-10

192. SRE Texas-3, L.P.	Texas Limited Partnership 00135235-10

193. SRE Texas-4, L.P.	Texas Limited Partnership 800048705

194. SRE Texas – 5, L.P.	Texas Limited Partnership 800048740

195. SRE Texas-6, L.P.	Texas Limited Partnership 80000448741

196. SRE Texas-7, L.P.	Texas Limited Partnership 800048742

197. SRE Texas-8, L.P.	Texas Limited Partnership 800048743

198. SRE Virginia – 1, LLC	Virginia Limited Liability Company S050246-0

199. SRealEstate Arizona-2, LLC	Arizona Limited Liability Company L-0951252-2

200. SRealEstate Arizona-3, LLC	Arizona Limited Liability Company L-0951282-8

I.	II.	III.
Name	Jurisdiction of Formation/Form of Equity/I.D. Number	Address of Chief Executive Office

201. Stevens Creek Cadillac, Inc.	California Corporation C1293380

202. Town and Country Ford, Incorporated	North Carolina Corporation 0148959

203. Village Imported Cars, Inc.	Maryland Corporation D00308593d

204. Windward, Inc.	Hawaii Corporation 41788D1FPD

205. Z Management, Inc.	Colorado Corporation 19911043768

Schedule 8(h)

COMMERCIAL TORT CLAIMS

Sonic Automotive, Inc. v. Mercedes-Benz USA, LLC, (08-CVS-4259) pending in the North Carolina Business Court.